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                                                                Exhibit 3.4


                                                            [FILED
                                                      APR 15 96 309459
                                                          Wyoming
                                                    Secretary of State]



                              ARTICLES OF AMENDMENT


1.   The name of the corporation is:    Tanisys Technology, Inc.

2.   Article 13 is hereby added as follows:

     13. The members of the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the corporation's bylaws, one class to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1997, another to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1998, and another to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1999, with the members of each new class to hold office until their successors have been duly elected and have qualified. At each Annual General Meeting of Shareholders of the corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the Annual General Meeting held in the third year following the year of their election.

3.   This amendment was adopted on March 21, 1996 by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were as follows:

                              Number of                   Votes Entitled
          Designation         Outstanding Shares          To be Cast
         -------------       --------------------        ----------------
          Common              10,106,037                  10,106,037

     The number of votes of each voting group indisputably represented at the meeting:

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                              Number of
                              Shares
                              Indisputably
          Designation         Represented
         -------------       --------------
          Common              8,925,604

5. The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment:

          Designation         Votes For          Votes Against
         -------------       -----------        ---------------
          Common              6,317,607          100,325

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.



                              Signed:  /s/ Mark C. Holliday
                                    ------------------------------
                                       President

                              Date:    4/9/96

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